UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 16, 2015

iPass Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-50327	93-1214598
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Bridge Parkway, Redwood Shores, California	94065
(Address of principal executive offices)	(Zip Code)
(650) 232-4100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Change in Chief Executive Officer of iPass Inc.
On February 16, 2015, it was determined that Evan Kaplan, Chief Executive Officer and President of iPass Inc., would cease to be an officer and employee of iPass effective March 6, 2015, immediately following the filing of the iPass Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
On February 16, 2015, the Board of Directors of iPass appointed Gary Griffiths as Chief Executive Officer and President of iPass Inc., effective March 6, 2015, at such time as Mr. Kaplan ceases to operate in that role.
Mr. Griffiths, age 65, has served as a member of the iPass Board of Directors since June 2009. Mr. Griffiths is co-founder of Trapit, Inc., a company focused on Internet information discovery, which was founded in 2009, and was its Chief Executive Officer from 2009 through February 5, 2015, where he was responsible for overseeing the executive management of Trapit. Mr. Griffiths joined WebEx Communications, Inc., a telecommunications firm specializing in the provision of web-based conferencing solutions, in December 2005 as Vice President of Products, and became President, Products and Operations. Upon the acquisition in May 2007 by Cisco Systems, Inc. of WebEx, Mr. Griffiths became a Vice President at Cisco, where he remained until April 2008. From June 1999 to December 2005, Mr. Griffiths was Chairman, President and Chief Executive Officer at Everdream Corporation, a technology services company. Mr. Griffiths was also the Chief Executive Officer at SegaSoft, Inc. from January 1996 until its acquisition by Sega, Inc. in March of 1999. Mr. Griffiths has held leadership positions at several large and prominent telecommunications companies, and was a vice president in charge of both products and operations at these companies. The Board of Directors believes that his senior management experience across both the technical and operational sides of these businesses allows Mr. Griffiths to provide valuable advice and guidance to iPass’ management team and Board of Directors in terms of both product sales and marketing and corporate operations. In addition, Mr. Griffiths has extensive experience with overseeing financial and accounting matters and strategic initiatives at small technology companies. Mr. Griffiths currently serves on the board of directors of Silicon Graphics International Corp., a publicly traded server, storage systems and data center infrastructure company.
Outgoing Chief Executive Officer Severance Agreement
On February 16, 2015, the Board of Directors of iPass approved a Severance Agreement with Mr. Kaplan, which Severance Agreement confirms the cash severance to which Mr. Kaplan is entitled under his current employment arrangements with iPass and, in addition, pursuant to which, if entered into, the post-termination exercisability period of Mr. Kaplan’s stock options will extend to March 6, 2017. The Severance Agreement also contains a release of any claims Mr. Kaplan may have against iPass.

Incoming Chief Executive Officer Employment Arrangements
On February 19, 2015, iPass and Mr. Griffiths entered into an Employment Agreement. Pursuant to the terms of Mr. Griffiths’ Employment Agreement, Mr. Griffiths will become an employee of iPass on February 23, 2015, and become the President and Chief Executive Officer of iPass on March 6, 2015. Further, the Employment Agreement provides that Mr. Griffiths will:

•	receive an annual base salary of $260,000 per year;

•	be a participant in the iPass Executive Management Bonus Plan, with an annual variable target bonus of $325,000;

•	receive an option to purchase 1,750,000 shares of iPass common stock with an exercise price equal to the fair market value of a share of common stock on the date of grant, vesting over four years;

•
receive a restricted stock award for 1,000,000 shares of iPass common stock, which shares shall be subject to a repurchase right in favor of iPass if iPass Open Mobile Revenues do not achieve specified levels within specified time periods;

•	receive standard health and welfare benefits; and

•	be entitled to receive severance in the event of a termination of employment, under certain circumstances, as described below.
Management Compensation Plan
On February 16, 2015, the Board of Directors approved the 2015 Bonus Plan for the iPass executive officers (the “2015 Plan”). The 2015 Plan focuses entirely on Total Open Mobile Revenue (the total amount of Open Mobile revenue for the period consistent with how iPass calculates and reports this revenue metric in its public filings). Each quarter is worth 20% of the executive’s Annual Target Bonus, and 20% is for annual performance. The bonus percentage achieved each period will be equal to the Total Open Mobile Revenue for the period as a percentage of a pre-determined target for the period. The bonus for each quarter will be paid quarterly and the total bonus earned for the quarter is capped at 100%. The bonus for the annual period will be paid after the end of 2015 and is capped at 150% of target. For each period, attainment below a preset floor will result in no bonus earned for the period. However, in the event that the Total Open Mobile Revenue for a quarter exceeds the pre-determined target for the quarter, the portion over-achieved will be applied to one or more prior quarters in which 100% of target was not achieved. In addition, in the event of a change of control of iPass during 2015, Total Open Mobile Revenue will be considered at no less than 100% of the bonus target, unless the bonus target has already exceeded 100% in the periods completed.
Annual salary and target bonuses under the 2015 Plan for iPass’ incoming Chief Executive Officer and “named executive officers” are as set forth below:

Officer	Title
Gary Griffiths	Incoming President and Chief Executive Officer	$260,000	$325,000
Karen Willem	Senior Vice President & Chief Financial Officer	$300,000	$150,000
Darin R. Vickery	Vice President & Corporate Controller	$220,000	$50,000
Barbara M. Nelson	Senior Vice President & Chief Technology Officer	$260,000	$100,000
June L. Bower	Chief Marketing Officer	$270,000	$140,000

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
iPass Inc.
By: /s/ Karen Willem
Karen Willem
Senior Vice President and
Chief Financial Officer
Dated: February 20, 2015